Exhibit 99.4

Amendment to the

GOBALTO, INC. 2008 EQUITY INCENTIVE PLAN

This Amendment (this “Amendment”) to the goBalto, Inc. 2008 Equity Incentive Plan, as amended (the “Plan”), is effective as of November 9, 2018 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, goBalto, Inc. (the “Company”) maintains the Plan;

WHEREAS, under Section 15(a) of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time;

WHEREAS, OC Acquisition LLC has entered into an Agreement and Plan of Merger (“Merger Agreement”) to acquire the Company; and

WHEREAS, in accordance with Section 4.14 of the Merger Agreement, the Company desires to amend certain terms of the Plan as set forth in this Amendment.

NOW, THEREFORE, conditioned upon the Closing of the Transactions (as each term is defined in the Merger Agreement) and effective as of the Effective Date, the Plan is hereby amended as follows:

1.Sections 13(b) – 13(d) of the Plan are hereby deleted in their entirety and replaced with the following, with the remaining subsections of Section 13 renumbered accordingly:

(b)In the event of an Acquisition, each outstanding Option, share of Restricted Stock and Stock Purchase Right (each, an “Award”), as determined by the Board or Committee in its discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an option or other award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Acquisition, (iv) cancelled and replaced with a cash retention program of the Company or any successor corporation (or parent thereof), and which preserves the spread existing on the unvested Shares subject to the Option at the time of the Acquisition (the excess of the Fair Market Value of those Shares over the aggregate exercise price for such Shares) and, subject to subsection (i) below, provides for subsequent payout of the cash payment (including the spread) in accordance with the same vesting schedule applicable to the unvested Shares subject to the Options, but only if such replacement cash program would not result in the treatment of the Option as an item of deferred compensation subject to Section 409A of the Code, or (v) any combination of the foregoing.  Determinations by the Board or Committee under this Section need not be uniform among Holders.  In the event of an Acquisition, the Board or Committee may determine that any outstanding Award that is partially vested and partially unvested at the effective time of the Acquisition shall be treated as two separate Awards, consisting of a vested Award, to the extent such Award is vested, and an unvested Award, to the extent such Award is unvested.

(c)To the extent an outstanding Award is not assumed, substituted, continued or replaced in accordance with subsection (b), the Board or Committee in its discretion shall have the authority to provide that to the extent any Award remains unexercised and outstanding on the effective date of the Acquisition, such Award shall be cancelled and terminate and the Holder shall become entitled to receive, upon consummation of the Acquisition and subject to subsection (i), a lump sum cash payment in an amount equal to the product obtained by multiplying (i) the number of Shares subject to the Award by (ii) the excess of (A) the Fair Market Value per Share on the date of the Acquisition over (B) the per Share exercise price or purchase price in effect for such Award.  However, any such Award shall be subject to cancellation and termination, without cash payment or other consideration due the Holder, if the Fair Market Value per Share on the date of such Acquisition is less than the per Share exercise price or purchase price in effect for such Award.

(d)Immediately following the consummation of an Acquisition, (i) all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Acquisition, and (ii) no further Awards may be granted under the Plan.

(e)In the event of an Acquisition, the Board or Committee in its discretion may determine that all outstanding repurchase rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Acquisition or (ii) are to be terminated and the Shares subject to those terminated rights are to immediately vest in full.

(f)Each Award that is assumed in connection with an Acquisition or otherwise continued in effect shall be appropriately adjusted, immediately after such Acquisition, to apply to the number and class of securities into which the Shares subject to that Award would have been converted in consummation of such Acquisition had those Shares actually been outstanding at that time.  Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Acquisition, (ii) the exercise price or purchase price payable per Share under each outstanding Award, provided the aggregate exercise price or purchase price payable for such securities shall remain the same, and (iii) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per Share.  To the extent the actual holders of the Company’s outstanding Shares receive cash consideration for their Shares in consummation of the Acquisition, the successor corporation (or parent thereof) may, in connection with the assumption or continuation of the outstanding Awards and subject to the Board’s or Committee’s approval, substitute one or more shares of its own common stock with a Fair Market Value equivalent to the cash consideration paid per Share in such Acquisition.

(g)The Board or Committee shall have the discretion, exercisable either at the time an Award is granted or at any time while such an Award remains outstanding, to structure such Award so that (i) all or a portion of the Shares subject to the Award shall automatically accelerate and vest in full (and any repurchase rights of the Company with respect to the unvested Shares subject to that Award shall immediately terminate) upon the occurrence of an Acquisition, whether or not such Award is to be assumed in the Acquisition or otherwise continued in effect or (ii) all or a portion of the Shares subject to such Award will automatically vest on an accelerated basis should the Holder’s employment or other relationship with the Company (or successor corporation) terminate by reason of an involuntary termination within a designated period following the effective date of any Acquisition in which the Award is assumed or otherwise continued in effect and the repurchase rights applicable to those Shares do not otherwise terminate.

(h)The grant of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(i)The Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Acquisition shall apply to any cash payment made pursuant to this Section 13 to the same extent and in the same manner as such provisions apply to a holder of a Share.

(j)The portion of any Incentive Stock Option accelerated in connection with an Acquisition shall remain exercisable as an Incentive Stock Option only to the extent the applicable $100,000 limitation is not exceeded.  To the extent such dollar amount is exceeded, the accelerated portion of such Incentive Stock Option shall be exercisable as a Non-Qualified Stock Option.

(k)Notwithstanding anything in the Plan to the contrary (including Section 10(i)), except as provided in this Section 13, neither the Board nor the Committee (or any successor board or committee) shall have the authority to effect the cancellation of any or all outstanding Options (as may be assumed or continued in full force and effect in connection with an Acquisition) and to grant in substitution thereof new Options covering the same or different number of Shares but with an Option exercise price or purchase price per Share based on the Fair Market Value per Share on the new Option grant date, or otherwise directly reduce the Option exercise price purchase price in effect for such outstanding Options.

2.Except as modified by this Amendment, all the terms and provisions of the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth below, but effective as of the Effective Date.

GOBALTO, INC.
/s/ Sujay Jadhay
By
Sujay Jadhay
Print Name
Chief Executive Officer
Title
November 9, 2018
Date

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